THE JPM ADVISOR FUNDS

                    AMENDMENT NO. 2 TO DECLARATION OF TRUST

                              Dated March 6, 1995

         The undersigned being a majority of the Trustees of the JPM Advisor Funds, a Massachusetts business trust (the "Trust"), acting pursuant to Article IX, Sections 9.3(a) and 9.3(f) of the Trust's Declaration of Trust dated as of September 16, 1994 and amended September 28, 1994 (the "Declaration"), hereby amend and restate Section 2.2. of the Declaration in its entirety to read as follows:

         SECTION 2.2. TERM OF OFFICE OF TRUSTEES. Subject to the provisions of
Section 16(a) of the 1940 Act, each Trustee may hold office for two terms of five-consecutive years during the lifetime of this Trust and until its termination as hereinafter provided; except that (a) any Trustee may resign his trust (without need for prior or subsequent accounting) by an instrument in writing signed by him and delivered to the other Trustees, which shall take effect upon such delivery or upon such later date as is specified therein; (b) any Trustee may be removed with cause, at any time by written instrument signed by at least two-thirds of the remaining Trustees, specifying the date when such removal shall become effective; (c) any Trustee who has attained the mandatory retirement age of 70 shall, automatically and without action of such Trustee or the remaining Trustees, be deemed to have retired, effective on the date of that Trustee's 70th birthday; (d) any Trustee who has become incapacitated by illness or injury as determined by a majority of the other Trustees, may be retired by written instrument signed by a majority of the other Trustees, specifying the date of his retirement; and (e) a Trustee may be removed at any meeting of Shareholders by a vote of two thirds of the outstanding Shares of each series. Any Trustee who has served two-five year terms (whether such terms are consecutive or nonconsecutive) shall, automatically and without action of such Trustee or the remaining Trustees, be deemed to have retired, effective on the last day of the second term. For purposes of the foregoing clause (b), the term "cause" shall include, but not be limited to, failure to comply with such written policies as may from time to time be adopted by at least two thirds of the Trustees with respect to the conduct of Trustees and attendance at meetings. Upon the resignation, retirement or removal of a Trustee, or his otherwise ceasing to be a Trustee, he shall execute and deliver such documents as the remaining Trustees shall require for the purpose of conveying to the Trust or the remaining Trustees any Trust Property held in the name of the resigning, retiring or removed Trustee. Upon the incapacity or death of any Trustee, his legal representative shall execute and deliver on his behalf such documents as the remaining Trustees shall require as provided in the preceding sentence.



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         IN WITNESS WHEREOF, the undersigned have executed this instrument as of the 6th day of March, 1995. This instrument may be executed by the Trustees on separate counterparts but shall be effective only when signed by a majority of the Trustees.


/S/Philip W. Coolidge
Philip W. Coolidge
As Trustee and not individually



/S/James B. Craver
James B. Craver
As Trustee and not individually


/S/Thomas M. Lenz
Thomas M. Lenz
As Trustee and not individually